EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS RECORD FIRST QUARTER RESULTS

AND ITS HIGHEST EVER QUARTERLY GROSS PROFIT MARGIN

Highlights (Q1 2014 compared to Q1 2013):

•                  Record first quarter net sales: increased 1% to $339.1 million - increased 17% in Public Sector

•                  Record first quarter gross profit: increased 8% to $50.6 million

•                  Record quarterly gross profit margin of 14.9%, compared to 13.9%

•                  Operating profit: increased 104% to $5.9 million

•                  Record first quarter EBITDA: increased 48% to $8.6 million

•                   Record first quarter diluted earnings per share (EPS): increased 109% to $0.23

El Segundo, California — April 29, 2014 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the first quarter of 2014. Consolidated net sales in Q1 2014 were a first quarter record $339.1 million, an increase of $1.9 million, or 1%, from $337.2 million in Q1 2013. Consolidated gross profit for Q1 2014 was a first quarter record $50.6 million, and increased $3.6 million, or 8%, from $47.0 million in Q1 2013. Consolidated gross profit margin was 14.9% in Q1 2014, our highest ever quarterly gross profit margin, compared to consolidated gross profit margin of 13.9% in Q1 2013. EBITDA (as defined below) for Q1 2014 increased $2.8 million, or 48%, to $8.6 million from $5.8 million in Q1 2013. Consolidated operating profit for Q1 2014 increased $3.0 million, or 104%, to $5.9 million compared to $2.9 million for Q1 2013. Consolidated net income increased $1.7 million, or 134%, to $2.9 million in Q1 2014 compared to $1.2 million for Q1 2013. Diluted EPS for Q1 2014 a first quarter record $0.23 compared to diluted EPS of $0.11 for Q1 2013, an increase of 109%.

Commenting on the Company’s results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “I am very pleased to report record first quarter results. While we still face a challenging, but stabilizing demand environment, we were able to achieve record first quarter sales, gross profit, EBITDA and EPS and notably grew our gross margin to an all-time high of 14.9%. Our sales mix continued to improve as reflected by our significant growth in many of our most strategic categories, including networking and software, which increased 32% and 19%, respectively. This performance resulted in operating profit and EPS that more than doubled over Q1 last year, while we continued to invest in our future.”

Khulusi continued, “We have been very busy transforming our company from PC Mall, which was primarily known as a direct marketer of personal computers and related products, to PCM, a leading IT solutions provider with world class capabilities in “P”rocurement, “C”onsulting, and “M”anaged services. This is a journey, not an event, the primary goals of which are to achieve much more relevance, loyalty and penetration with our customers, resulting longer term in significant improvements to the bottom line. As we continue this journey, these improvements may not manifest themselves every quarter, but overall the trend line is very solid.”

Khulusi concluded, “We are now entering the next phase of this transformation. To that end, we will be making strategic and significant additions in headcount in our technical resources and sales force, with a goal of accelerating our sales growth as we go forward. These investments should start contributing to such growth in the latter part of this year.”

Providing further color on our sales growth, Brandon LaVerne, Chief Financial Officer of PCM, Inc., said, “While we achieved record consolidated first quarter sales, our MacMall brand growth of 4% was offset by a $6.0 million decline in our non-core eCost and OnSale brands; our commercial sales, while increasing, were impacted by a $6.1 million decrease in low margin, non-recurring sales to promotional companies; and our consolidated sales also reflect an increase in software maintenance and service contracts which are recorded on a net, and not on a gross billed, basis. Had we recorded these software maintenance and service contracts on a gross billed basis, and excluding the impact of these declines in non-core sales, our sales would have increased $19.5 million or 6%.”

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended March 31,
	2014		2013
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$252,121	74%	$251,368	75%	$753	0%
Public Sector	36,420	11	31,026	9	5,394	17
MacMall	50,515	15	54,840	16	(4,325)	(8)
Corporate & Other	(2)	—	(65)	—	63	NM (1)
Consolidated	$339,054	100%	$337,169	100%	$1,885	1%

(1)  Not meaningful.

Consolidated net sales were $339.1 million in Q1 2014 compared to $337.2 million in Q1 2013, an increase of $1.9 million, or 1%. Consolidated sales of services were 9% of net sales in each of Q1 2014 and Q1 2013.

Commercial net sales were $252.1 million in Q1 2014 compared to $251.4 million in Q1 2013, an increase of $0.8 million. Commercial net sales in Q1 2014 were impacted by a $6.1 million decrease in non-recurring sales to promotional companies at lower margins. Sales of services in the Commercial segment remained relatively flat and represented 11% of Commercial net sales in both Q1 2014 and Q1 2013.

Public Sector net sales were $36.4 million in Q1 2014 compared to $31.0 million in Q1 2013, an increase of $5.4 million, or 17%. This increase in Public Sector net sales was due to a 37% increase in sales in our state and local government and educational institutions business (SLED) driven by sales related to the Common Core standards and a 7% increase in our federal government business related to strength in sales under our new contracts, despite continued Federal budgetary headwinds.

MacMall net sales were $50.5 million in Q1 2014 compared to $54.8 million in Q1 2013, a decrease of $4.3 million, or 8%. The decrease in MacMall net sales was primarily due to a $6.0 million decrease in sales made via the MacMall segment’s OnSale and eCost brands, offset by a $1.7 million, or 4%, increase in sales made under the MacMall brand.

Gross Profit and Gross Profit Margin

Consolidated gross profit was a first quarter record $50.6 million in Q1 2014, an increase of $3.6 million, or 8%, from $47.0 million in Q1 2013. Consolidated gross profit margin grew to a record 14.9% in Q1 2014 from 13.9% in Q1 2013, and represents our highest ever quarterly gross profit margin. The increase in gross profit and gross profit margin was primarily due to an increase in vendor consideration of $2.2 million, a higher mix of solution sales, which drove in part the increase in vendor consideration, and a higher mix of sales reported on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $44.8 million in Q1 2014 compared to $44.1 million in Q1 2013, an increase of $0.7 million, or 2%. Consolidated SG&A expenses as a percentage of net sales increased to 13.2% in Q1 2014 from 13.1% in Q1 2013. The increase in consolidated SG&A expenses in Q1 2014 was primarily due to an increase in personnel costs of $1.3 million, partially offset by a decrease in advertising expenditures of $0.4 million.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended March 31,
	2014			2013
	Operating	Operating Profit		Operating	Operating Profit		Change in Operating Profit		Change in Operating Profit Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$17,658	7.0%		$14,767	5.9%		$2,891	20%	1.1%
Public Sector	574	1.6		124	0.4		450	363	1.2
MacMall	560	1.1		426	0.8		134	31	0.3
Corporate & Other	(12,925)	(3.8	)(1)	(12,439)	(3.7	)(1)	(486)	4	(0.1	)(1)
Consolidated	$5,867	1.7%		$2,878	0.9		$2,989	104%	0.8%

(1) Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $5.9 million in Q1 2014 compared to $2.9 million in Q1 2013, an increase of $3.0 million, or 104%.

Commercial operating profit was $17.7 million in Q1 2014 compared to $14.8 million in Q1 2013, an increase of $2.9 million, or 20% primarily due to a $3.6 million increase in Commercial gross profit resulting from a shift in sales to higher margin solutions and a related increase in associated incremental vendor consideration, and a $0.4 million decrease in amortization expense due to certain intangible assets reaching their end of life, partially offset by a $1.3 million increase in personnel costs.

Public Sector operating profit was $0.6 million in Q1 2014 compared to $0.1 million in Q1 2013, an increase of $0.5 million. This increase was primarily due to the increase in Public Sector net sales discussed above and $0.6 million increase in Public sector gross profit.

MacMall operating profit was $0.6 million in Q1 2014 compared to $0.4 million in Q1 2013, an increase of $0.2 million, primarily due to a $0.5 million decrease in advertising expenditures, a $0.2 million decrease in personnel costs and various other immaterial decreases in operating expenses, partially offset by a $0.5 million decrease in MacMall gross profit and $0.3 million related to a legal settlement in Q1 2014.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $12.9 million in Q1 2014 compared to $12.4 million in Q1 2013, an increase of $0.5 million, or 4%, primarily due to a $0.2 million increase in depreciation expense and various other immaterial increases in operating expenses.

Consolidated Balance Sheet

Accounts receivable at March 31, 2014 was $177.4 million, a decrease of $18.7 million from December 31, 2013. Inventory at March 31, 2014 was $71.6 million, a decrease of $45.3 million from December 31, 2013 due to the sell through of a majority of the inventory purchased for specific customer contracts and large strategic purchases made near the end of the year. Accounts payable at March 31, 2014 was $83.0 million, a decrease of $48.1 million from December 31, 2013. Capital expenditures during the three months ended March 31, 2014 were $4.0 million compared to capital expenditures of $2.2 million during the three months ended March 31, 2013. The increase in capital expenditures during the three months ended March 31, 2014 was primarily due to leasehold improvements and other build-out costs related to our new Chicago office. Outstanding borrowings under our line of credit decreased by $20.2 million to $90.3 million at March 31, 2014 compared to December 31, 2013. Working capital increased to $60.6 million at March 31, 2014 from $57.6 million at December 31, 2013.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

	Three Months Ended March 31,
Average Account Executive Headcount By Segment(1):	2014	2013
Commercial	467	479
Public Sector	102	110
MacMall	133	137
Total	702	726

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended March 31,		Y/Y Sales
Product Sales Mix:	2014	2013	Growth

Notebooks	18%	17%	11%
Software (1)	16	14	19
Desktops	12	11	14
Networking	11	9	32
Delivered services	9	9	(2)
Tablets	5	6	(12)
Manufacturer service and warranty (1)	5	5	2
Displays	4	5	(11)
Storage	4	5	(4)
Accessories	3	3	2
Servers	3	3	0
Input devices	2	2	6
Other (2)	8	11	(21)
Total	100%	100%

(1)  Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products..

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on April 29, 2014 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss first quarter results. To listen to PCM management’s discussion of its first quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 12:00 p.m. ET on April 29, 2014 until May 5, 2014 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 33403537.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended March 31, 2014, we generated over $1.4 billion in revenue and now have over 2,800 employees, 65% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our goals to achieve much more relevance, stickiness and penetration with our customers and long term improvement to our bottom line and the impact on growth of strategic investments in headcount in our technical resources and sales force. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in certain product categories, our brands and new go to market strategy, our expanded business models, including without limit, our services and consultative selling capabilities and new data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Net sales	$339,054	$337,169
Cost of goods sold	288,427	290,215
Gross profit	50,627	46,954
Selling, general and administrative expenses	44,760	44,076
Operating profit	5,867	2,878
Interest expense, net	943	772
Income before income taxes	4,924	2,106
Income tax expense	2,037	870
Net income	$2,887	$1,236

Basic and Diluted Earnings Per Common Share
Basic	$0.24	$0.11
Diluted	0.23	0.11

Weighted average number of common shares outstanding:
Basic	11,932	11,479
Diluted	12,715	11,698

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT

(unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
EBITDA(a):
Consolidated operating profit	$5,867	$2,878
Add: Consolidated depreciation expense	2,618	2,441
Consolidated amortization expense	142	524
EBITDA	$8,627	$5,843

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$7,402	$9,992
Accounts receivable, net of allowances of $826 and $1,413	177,381	196,078
Inventories	71,647	116,961
Prepaid expenses and other current assets	10,394	14,893
Deferred income taxes	2,517	2,583
Total current assets	269,341	340,507
Property and equipment, net	64,749	56,607
Deferred income taxes	172	225
Goodwill	25,510	25,510
Intangible assets, net	5,008	5,150
Other assets	7,331	6,823
Total assets	$372,111	$434,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,978	$131,030
Accrued expenses and other current liabilities	29,069	30,760
Deferred revenue	4,255	9,456
Line of credit	90,314	110,499
Notes payable — current	2,164	1,167
Total current liabilities	208,780	282,912
Notes payable and other long-term liabilities	23,704	18,247
Deferred income taxes	7,876	7,901
Total liabilities	240,360	309,060
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,587,046 and 15,053,067 shares issued; and 12,324,653 and 11,790,674 shares outstanding	16	15
Additional paid-in capital	119,281	115,801
Treasury stock, at cost: 3,262,393 shares	(15,321)	(15,321)
Accumulated other comprehensive income	1,437	1,816
Retained earnings	26,338	23,451
Total stockholders’ equity	131,751	125,762
Total liabilities and stockholders’ equity	$372,111	$434,822

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net income	$2,887	$1,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,760	2,965
Provision for deferred income taxes	130	830
Excess tax benefit related to stock option exercises	(205)	(27)
Non-cash stock-based compensation	331	366
Change in operating assets and liabilities:
Accounts receivable	18,697	2,143
Inventories	45,314	(1,309)
Prepaid expenses and other current assets	4,360	2,533
Other assets	(647)	(4,748)
Accounts payable	(52,110)	13,152
Accrued expenses and other current liabilities	1,621	(3,516)
Deferred revenue	(5,201)	(1,519)
Total adjustments	15,050	10,870
Net cash provided by operating activities	17,937	12,106
Cash Flows From Investing Activities
Purchases of property and equipment	(3,973)	(2,200)
Net cash used in investing activities	(3,973)	(2,200)
Cash Flows From Financing Activities
Net payments under line of credit	(20,185)	(12,075)
Payments for deferred financing costs	—	(480)
Capital lease proceeds	—	62
Borrowings under notes payable	73	2,393
Payments under notes payable	(322)	(203)
Change in book overdraft	1,471	1,198
Payments of obligations under capital lease	(798)	(680)
Proceeds from stock issued under stock option plans	3,151	734
Excess tax benefit related to stock option exercises	205	27
Common shares repurchased and held in treasury	—	(1,558)
Net cash used in financing activities	(16,405)	(10,582)
Effect of foreign currency on cash flow	(149)	64
Net change in cash and cash equivalents	(2,590)	(612)
Cash and cash equivalents at beginning of the period	9,992	6,535
Cash and cash equivalents at end of the period	$7,402	$5,923
Supplemental Cash Flow Information
Interest paid	$937	$855
Income taxes paid	2,379	190
Supplemental Non-Cash Investing and Financing Activities
Financed purchase of property and equipment	$6,813	$184
Deferred financing costs	—	253